Exhibit 99.1

RAIT Financial Trust Appoints Two Independent Trustees to its Board

New independent trustees add substantial legal, governance, banking, finance, capital markets and strategy expertise to further support RAIT’s strategic transition to concentrate primarily on its commercial lending business

Philadelphia, PA – June 27, 2017 – RAIT Financial Trust (“RAIT”) (NYSE: RAS), a national direct lender to owners of commercial real estate and an internally-managed real estate investment trust, announced that, on June 26, 2017, RAIT’s Board of Trustees (the “Board”) increased the size of the Board by two to eleven Trustees and appointed two new independent Trustees to fill the vacancies created by this increase, with these appointments to take effect on July 9, 2017.  These new Trustees are Nancy Jo Kuenstner, an experienced strategic consultant with an extensive banking and finance background and Justin P. Klein, a partner with the law firm Ballard Spahr LLP and a seasoned corporate counselor and practitioner in the areas of securities law, mergers and acquisitions and corporate governance.

“We are extremely pleased to welcome Nancy and Justin to the RAIT Board as their experiences and perspectives will be beneficial as RAIT executes on its strategic transformation and delivers value for shareholders,” said Michael Malter, RAIT’s Chairman of the Board. “The Board will benefit from Nancy’s experience serving on public company boards and from her tenure serving as a director at CreXus Investment Corp., a publicly-traded commercial mortgage REIT prior to its acquisition by Annaly Capital Management, Inc.  The Board will also benefit from Justin’s extensive experience in securities law, mergers and acquisitions, corporate governance, and counseling of boards and committees of public and private companies.”

The Board has determined that both Nancy and Justin qualify as independent trustees as such term is defined in RAIT’s Trust Governance Guidelines, which includes meeting the independence standards under Rule 303A.02 of the NYSE Listed Company Manual. With these appointments to the Board, the Board will be composed of eleven highly-qualified and experienced trustees, five of whom have joined the RAIT Board since November 2015, and boasts a broad and diverse set of skills and experiences in the areas of commercial real estate, commercial lending, banking, governance, securities law, finance, accounting, mergers and acquisitions, capital markets, capital allocation, capital structure, and risk management.

About Nancy Jo Kuenstner

Ms. Kuenstner has been engaged in consulting since 2012, acting as an independent contractor to Cambridge Global Payments and Stifel Nicolaus. She served as President, Chief Executive Officer and Director of The Law Debenture Trust Company of New York from March 2001 to December 2008. She was a Director of CreXus Investment Corp. from September 2009 to May 2013 and has also served as a Director of EOS Preferred Corp from May 2011 to July 2012. Her prior banking and finance experience also includes time at both Citigroup Inc. and JPMorgan & Co., Inc.

About Justin P. Klein

Exhibit 99.1

Justin P. Klein is a partner at Ballard Spahr LLP, a national law firm with which he has been a partner since 1992.  Mr. Klein is a respected corporate counselor and practitioner in the areas of securities law and corporate governance and also represents parties in regulatory and enforcement proceedings before the Securities and Exchange Commission (SEC), state securities commissions, and securities industry self-regulatory organizations.  Mr. Klein has chaired the Business Law Section of the Philadelphia Bar Association and the National Mediation and Arbitration Committee of the National Association of Securities Dealers, Inc. (now FINRA). Prior to entering private practice, Mr. Klein held positions at the SEC between 1974 and 1983, ending as assistant director of the Division of Corporation Finance.

About RAIT Financial Trust

RAIT Financial Trust (NYSE: RAS) is an internally managed real estate investment trust that provides debt financing options to owners of commercial real estate throughout the United States. Additional information about RAIT can be found on its website at www.rait.com.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com